Exhibit 8.1








                               __________ __, 2005


Board of Directors
The South Financial Group, Inc.
102 South Main Street
Greenville, SC 29601

Board of Directors
Pointe Financial Corporation
2185 Powerline Road
Boca Raton, FL 33433


Ladies and Gentlemen:

                  This firm has acted as counsel to Pointe Financial Corporation ("PFC"), a Florida corporation, in connection with the proposed merger (the "Merger") of Pointe with and into The South Financial Group, Inc. ("TSFG"), a South Carolina corporation. The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of October 27, 2004 by and between TSFG and PFC (the "Agreement"). The Agreement is filed as Exhibit 2.1 to TSFG's Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission (the "Commission"). This opinion is being furnished to TSFG and PFC pursuant to
Section 8.1(f) of the Agreement and is referred to in the proxy statement/prospectus (the "Proxy Statement/Prospectus") forming part of the Registration Statement.

                  In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement (including the Proxy Statement/Prospectus included therein); (3) representations and certifications made to us by TSFG; (4) representations and certifications made to us by PFC; and (5) such other instruments and documents related to the formation, organization and operation of TSFG and PFC or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

                  All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                         Assumptions and Representations

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

                  3. All representations made to us are true, correct, and complete, and will remain true, correct and complete at all times up to the Effective Time. Any representation or statement made "to the knowledge" or similarly qualified is correct without such qualification.

                  4. The Merger Agreement will not be amended, waived or otherwise modified. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); TSFG and PFC will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

                  Based upon, and subject to, the assumptions and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion letter is based on our best judgment regarding the application of relevant current provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, "federal tax laws"). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinion set forth above. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. This opinion does not address the state, local or foreign tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

                  3. Our opinion set forth herein is based upon the description of the Merger as set forth above and in the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the Merger differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the Merger or to any transaction whatsoever, including the Merger, if the Merger is not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion is provided to TSFG and PFC only, and without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by TSFG and PFC.

                  We hereby consent to the filing of this opinion as Exhibit 2.1 to the Registration Statement and to the reference to us under the heading "The Merger - Material Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act, or that we are in the category of persons whose consent is required under the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

                                 Sincerely yours,